Exhibit 99.1

Thursday July 8, 3:33 p.m. Eastern Time

Company Press Release

Shareholders of IVC Industries, Inc. Approve an Eight for One Reverse Split

FREEHOLD, N.J.--(BUSINESS WIRE)--July 8, 1999--Shareholders of IVC Industries, Inc. (NASDAQ:IVCO - news) approved an eight for one reverse split of the common stock of the Company at a special meeting of shareholders held in New York City. The reverse split will be effective today, July 8, 1999.

Commenting on this event, E. Joseph Edell, Chairman and Chief Executive Officer of the Company, stated, "We believe this action, which should position our stock at a price of approximately $5, will allow us to access the professional financial community at a level not previously available." He continued, "We have been reorganizing the operating and marketing thrust of our Company for several months. Over the next few weeks, we anticipate being able to announce a number of positive events which are the result of this plan. These events, together with our new go-forward plan, will allow us to maximize the opportunities that will be available to us because of the new price range of our stock."

IVC Industries, Inc. is engaged in the manufacturing, packaging and worldwide sales and distribution of vitamins, nutritional supplements and over-the-counter (non-prescription) pharmaceutical products, both tablet and liquid-filled form, through drug stores, supermarkets and mass merchandising chains, as well as health food stores, independent drug stores and the Company-owned retail stores and mail order operation. Its products are distributed under the "Fields of Nature," "LiquaFil," "Pine Bros.," "Rybutol," "Nature's Wonder," "Synergy Plus" and "Vitamin Specialties" brands, as well as under the private brands (store brands) of its retail chain store customers.

When used in this press release, the words "believe," "anticipate," "think," "intend," "will," "should" and similar expressions identify forward-looking statements. In addition, other statements that provide more than historical information may be deemed to constitute forward-looking statements. There are important factors that could cause results to differ materially from those anticipated by these forward-looking statements. These factors include risks and uncertainties such as, among other things, beneficial or adverse trends in the domestic market for vitamins and nutritional supplements, the gain or loss of significant customers for the Company's products, the competitive environment in the vitamin and nutritional supplement industry, and the enactment or promulgation of new government legislation or regulation, as well as other risks and uncertainties that may be detailed from time to time in IVC's reports filed with the Securities and Exchange Commission.

This release and prior releases are available on the KCSA Public Relations Worldwide website at www.kcsa.com.

Contact:

      IVC Industries, Inc.
      Domenic N. Golato
      Chief Financial Officer
      (732) 308-3000

            or

      KCSA
      Robert Giordano/Joseph Mansi/Sarah Shepard
      (212) 682-6300, ext. 289/205/236
      rgiordano@kcsa.com/jmansi@kcsa.com/sshepard@kcsa.com
      www.kcsa.com


                                       5